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                                                                    EXHIBIT 4.17

                    AMENDMENT TO CONVERTIBLE PROMISSORY NOTE
                              DATED OCTOBER 4, 2004

          Effective as of September 26, 2005 (Amendment Date) the Convertible Promissory Note (Note) dated October 4, 2004 between Nord Resources Corporation, a Delaware corporation (the "Company") and Ronald A. Hirsch (the "Holder") shall be amended as follows:

     Section 1. shall be amended to read as follows: "Unless converted as provided in Section 2, this Note will automatically mature and be due and payable on December 31, 2005 (the "Maturity Date"). Subject to Section 2 Below, Interest shall continue to accrue on this Note.

Agreed to and Accepted:

Company:
Nord Resources Corporation
P.O. Box 384
Dragoon, AZ 85609


By
   ----------------------------------
   Erland A. Anderson
   President


Holder:
Ronald A. Hirsch
668 N. Coast Hwy #171
Laguna Beach, CA 92051


By
   ----------------------------------
   Ronald A. Hirsch